UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 23, 2025

OLD POINT FINANCIAL CORPORATION

 (Exact name of registrant as specified in its charter)

Virginia	000-12896	54-1265373
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

101 East Queen Street

Hampton, Virginia 23669

(Address of principal executive offices)  (Zip Code)

(757) 728-1200

(Registrant's telephone number, including area code)

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $5.00 par value	OPOF	The NASDAQ Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.   ☐

Item 8.01	Other Events.

As previously disclosed, on April 2, 2025, Old Point Financial Corporation, a Virginia Corporation (“Old Point”), and The Old Point National Bank of Phoebus, a nationally chartered banking association and wholly owned subsidiary of Old Point (“Old Point Bank”) entered into an Agreement and Plan of Merger (together with the related plan of merger, the “Merger Agreement”) with TowneBank, a Virginia banking corporation. The Merger Agreement provides that, upon the terms and subject to the conditions set forth therein, (i) Old Point will merge with and into TowneBank, and (ii) immediately thereafter and contemporaneously therewith, Old Point Bank will merge with and into TowneBank (clauses (i) and (ii) together, the “Merger”), with TowneBank continuing as the surviving corporation in the Merger.

In connection with the proposed Merger, Old Point filed with the U.S. Securities and Exchange Commission (the “SEC”) on May 27, 2025 a definitive proxy statement, which included an offering circular of TowneBank with respect to shares of TowneBank common stock to be issued in connection with the Merger (the “proxy statement/offering circular”). Old Point delivered the proxy statement/offering circular to its shareholders seeking approval of the transaction and related matters on or about May 29, 2025.

Following the announcement of the Merger Agreement, as of the date of this Current Report on Form 8-K, two purported holders of Old Point common stock filed substantially similar complaints against Old Point and the members of the Old Point board of directors in the Supreme Court of the State of New York, County of New York (the “Complaints”). The complaints, captioned Michael Clark v. Old Point Financial Corporation et al. (No. 653474/2025) and Ken Conner v. Old Point Financial Corporation et al. (No. 653578/2025) were each filed in the Supreme Court of the State of New York on June 12, 2025. In addition, Old Point has received demand letters from counsel representing purported shareholders of Old Point (the “Demand Letters” and, together with the Complaints, the “Matters”). The Matters allege, among other things, that the proxy statement/offering circular contains certain disclosure deficiencies and/or incomplete information regarding the Merger in violation of Section 14(a) and Section 20(a) of the Securities Exchange Act of 1934, as amended, and/or committed negligence and negligent misrepresentation and concealment under state common law.

Old Point and TowneBank believe that the claims asserted in the Matters are without merit and supplemental disclosures are not required or necessary under applicable laws. However, in order to avoid the risk that the Matters delay or otherwise adversely affect the Merger, and to minimize the costs, risks and uncertainties inherent in litigation, and without admitting any liability or wrongdoing, and reserving all rights to contest the substantive allegations in the Matters, and the jurisdiction of courts in which the Complaints were filed, Old Point and TowneBank are supplementing the proxy statement/offering circular as described in this Current Report on Form 8-K. Old Point and the other named defendants deny that they have violated any laws. Nothing in this Current Report on Form 8-K shall be deemed an admission of the legal necessity or materiality under applicable laws of any of the disclosures set forth herein. To the contrary, Old Point and the other named defendants specifically deny all allegations in the Matters and that any additional disclosure was or is required.

Supplemental Disclosures to the Proxy Statement/Offering Circular

The supplemental information contained in this Current Report on Form 8-K supplements the disclosures contained in the proxy statement/offering circular and should be read in conjunction with the proxy statement/offering circular, which should be read in its entirety. To the extent that information set forth herein differs from or updates information contained in the proxy statement/offering circular, the information contained herein supersedes the information contained in the proxy statement/offering circular. Defined terms used but not defined below have the meanings set forth in the proxy statement/offering circular. All page references in the information below are to pages in the proxy statement/offering circular. Paragraph references used herein refer to the proxy statement/offering circular before any additions or deletions resulting from the supplemental disclosures. The information contained herein speaks only as of June 23, 2025, unless the information indicates another date applies. Without admitting in any way that the disclosures below are material or otherwise required by law, rule or regulation, Old Point makes the following amended and supplemental disclosures to the proxy statement/offering circular:

The disclosure beginning on page 22 of the proxy statement/offering circular under the section “Risk Factor—Risks Relating to the Consummation of the Merger and the Surviving Corporation Following the Merger” is hereby amended to add the following risk factor:

Complaints related to the merger have been filed against Old Point and its board of directors, demand letters related to the merger from counsel representing purported shareholders have been received by Old Point, and additional litigation may be filed against Old Point and its board of directors, any of which could prevent or delay the completion of the merger, result in the payment of damages or otherwise negatively impact the business and operations of Old Point and TowneBank.

Complaints related to the merger have been filed against Old Point and its board of directors, and Old Point has received demand letters from counsel representing purported shareholders of Old Point. The complaints and demand letters generally allege, among other things that the proxy statement/offering circular omits material information in violation of the federal securities laws. It is possible that additional litigation related to the merger may be filed against Old Point and its board of directors and that Old Point may receive additional demand letters related to the merger. Among other remedies, the complaints that have been filed seek, and additional litigation in the future could seek, damages and/or to enjoin the merger or other transactions contemplated by the merger agreement. One of the conditions to the closing of the merger is that no order, injunction or decree issued by any court or governmental entity of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the merger be in effect. If any plaintiff were successful in obtaining an injunction prohibiting Old Point or TowneBank from completing the merger or any of the other transactions contemplated by the merger agreement, then such injunction may delay or prevent the consummation of the merger and could result in significant costs to Old Point and/or TowneBank, including any cost associated with the indemnification of directors and officers of each company. Old Point and TowneBank may also incur costs in connection with the defense or settlement of any shareholder lawsuits filed in connection with the Merger or any other transactions contemplated by the merger agreement. Such litigation, or the defense or settlement thereof, could have an adverse effect on the financial condition and results of operations of Old Point and TowneBank and could prevent or delay the completion of the merger.

The disclosure on pages 43-44 of the proxy statement/offering circular under the section “The Merger—Background of the Merger” is hereby amended to add the following underlined language:

Beginning on January 9, 2025, in accordance with Old Point’s directives, KBW contacted thirteen financial institutions, including TowneBank, regarding their interest in a potential strategic transaction with Old Point. Twelve institutions entered into confidentiality agreements, none of which contained any standstill or “don’t ask, don’t waive” provisions, and were granted access to the online data room, which contained the confidential information memorandum and extensive financial and other information about Old Point. TowneBank entered into a confidentiality agreement, which did not contain any standstill or “don’t ask, don’t waive” provisions, with Old Point on January 13, 2025, and thereafter conducted due diligence on Old Point.

The disclosure on page 56 of the proxy statement/offering circular under the section “The Merger—Opinion of Old Point’s Financial Advisor” is hereby supplemented by adding the following paragraph below the second table:

The low and high stock price-to-tangible book value per share multiples of the selected companies in the “TowneBank Selected Companies Analysis” were 52% and 276%, respectively, the low and high stock price-to-LTM core EPS multiples of the selected companies were 10.7x and 19.4x, respectively, the low and high stock price-to-2025 estimated EPS multiples of the selected companies were 8.8x and 17.8x, respectively, and the low and high stock price-to-2026 estimated EPS multiples of the selected companies were 7.1x and 13.2x, respectively.

The disclosure on page 58 of the proxy statement/offering circular under the section “The Merger—Opinion of Old Point’s Financial Advisor” is hereby supplemented by adding the following paragraph below the second table:

The low and high stock price-to-tangible book value per share multiples of the selected companies in the “Old Point Selected Companies Analysis” were 70% and 186%, respectively, and the low and high stock price-to-LTM core EPS multiples of the selected companies (excluding the impact of the LTM Core EPS multiples for two of the selected companies, which multiples were considered not meaningful because they were less than 0.0x or greater than 35.0x) were 5.7x and 28.2x, respectively. For the 14 selected companies for which consensus “street estimates” for 2025 and 2026 were publicly available, the low and high stock price-to-2025 estimated EPS multiples of the selected companies were 6.9x and 15.2x, respectively, and the low and high stock price-to-2026 estimated EPS multiples of the selected companies were 5.5x and 14.2x, respectively.

The disclosure on page 60 of the proxy statement/offering circular under the section “The Merger—Opinion of Old Point’s Financial Advisor” is hereby supplemented by adding the following paragraph below the first table:

The low and high transaction price-to-tangible book value multiples of the selected transactions in the “Selected Transactions Analysis” were 74% and 192%, respectively, the low and high price per common share to Core LTM EPS multiples of the selected transactions were 7.7x and 32.1x, respectively, and the low and high core deposit premiums of the selected transactions were (4.1%) and 13.4%, respectively. In the 14 selected transactions which involved public acquirors and in which stock consideration was paid, the low and high pay-to-trade ratios of the selected transactions were 0.64x and 1.00x, respectively. In the 13 selected transactions involving publicly traded acquired companies, the low and high one-day market premiums of the selected transactions were (1.3%) and 81.7%.

The disclosure on page 61 of the proxy statement/offering circular under the section “The Merger—Opinion of Old Point’s Financial Advisor” is hereby supplemented by amending and restating the third to last sentence of the first full paragraph as follows:

This analysis indicated the merger could be accretive to TowneBank’s estimated 2026 and 2027 EPS by 8.3% and 10.1%, respectively, and could be dilutive by 6.0% to TowneBank’s estimated tangible book value per share at closing assumed as of December 31, 2025.

The disclosure on page 61 of the proxy statement/offering circular under the section “The Merger—Opinion of Old Point’s Financial Advisor” is hereby supplemented by expanding the existing disclosure regarding discount rates as follows:

The range of discount rates assumed in the “TowneBank Dividend Discount Model Analysis” of 11.0% to 15.0% was selected by taking into account capital asset pricing model implied cost of capital calculations and other factors based on KBW’s experience and judgment.

The disclosure on pages 61 and 62 of the proxy statement/offering circular under the section “The Merger—Opinion of Old Point’s Financial Advisor” is hereby supplemented by expanding the existing disclosure regarding discount rates as follows:

The range of discount rates assumed in the “Old Point Dividend Discount Model Analysis” of 12.0% to 16.0% was selected by taking into account capital asset pricing model implied cost of capital calculations and other factors based on KBW’s experience and judgment.

The disclosure on page 62 of the proxy statement/offering circular under the section “The Merger—Opinion of Old Point’s Financial Advisor” is hereby supplemented by amending and restating the first sentence of the third full paragraph as follows:

Pursuant to the KBW engagement agreement, Old Point agreed to pay KBW a cash fee equal to 1.50% of the aggregate merger consideration which is currently estimated to be a fee of approximately $3.0 million, $500,000 of which became payable to KBW with the rendering of KBW’s opinion and the balance of which is contingent upon the closing of the merger.

The disclosure on pages 63 and 64 of the proxy statement/offering circular under the section “Certain Unaudited Prospective Financial Information” is hereby supplemented by amending and restating the table at the bottom of page 63 and the first full paragraph on page 64 as follows:

	For the year ending December 31, 2025	For the year ending December 31, 2026
Net Income (in millions)	$10.8	$12.5
EPS	$2.12	$2.45

For purposes of the dividend discount model analysis of Old Point performed in connection with KBW’s opinion, Old Point senior management provided KBW with annual growth rates of 6.0% in 2027 and thereafter for Old Point’s net income, and 4.8% in 2025, 2.4% in 2026 and 6.0% in 2027 and thereafter for Old Point’s risk-weighted assets, resulting in the following extrapolations:

	For the year ending December 31, 2027	For the year ending December 31, 2028	For the year ending December 31, 2029	For the year ending December 31, 2030
Net Income (in millions)	$13.2	$14.0	$14.9	$15.8

	As of the year ending December 31, 2025	As of the year ending December 31, 2026	As of the year ending December 31, 2027	As of the year ending December 31, 2028	As of the year ending December 31, 2029	As of the year ending December 31, 2030
Risk-Weighted Assets (in billions)	$1.2	$1.2	$1.3	$1.4	$1.5	$1.6

Cautionary Note Regarding Forward-Looking Statements

This communication contains certain forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. Forward-looking statements are not historical facts, but instead represent only the beliefs, expectations, or opinions of TowneBank and Old Point and their respective management teams regarding future events, many of which, by their nature, are inherently uncertain and beyond the control of TowneBank and Old Point. Forward-looking statements may be identified by the use of such words as: “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” or words of similar meaning, or future or conditional terms, such as “will,” “would,” “should,” “could,” “may,” “likely,” “probably,” or “possibly.” These statements may address issues that involve significant risks, uncertainties, estimates, and assumptions made by management, including statements about (i) the benefits of the transaction, including future financial and operating results, cost savings, enhancement to revenue and accretion to reported earnings that may be realized from the transaction and (ii) TowneBank’s and Old Point’s plans, objectives, expectations and intentions and other statements contained in this communication that are not historical facts. In addition, these forward-looking statements are subject to various risks, uncertainties, estimates and assumptions with respect to future business strategies and decisions that are subject to change and difficult to predict with regard to timing, extent, likelihood and degree of occurrence. Although TowneBank’s and Old Point’s respective management teams believe that estimates and assumptions on which forward-looking statements are based are reasonable, such estimates and assumptions are inherently uncertain. As a result, actual results may differ materially from the anticipated results discussed in these forward-looking statements because of possible uncertainties.

The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements: (1) the business of Old Point or Old Point Bank may not be successfully integrated into TowneBank, or such integration may take longer, be more difficult, time-consuming or costly to accomplish than expected; (2) the expected growth opportunities or cost savings from the transaction may not be fully realized or may take longer to realize than expected; (3) deposit attrition, operating costs, customer losses and business disruption following the transaction, including adverse effects on relationships with employees and customers, may be greater than expected; (4) the possibility that the transaction does not close when expected or at all because required regulatory, shareholder or other approvals and other conditions to closing are not received or satisfied on a timely basis or at all (and the risk that such approvals may result in the imposition of conditions that could adversely affect the combined company or the expected benefits of the transaction); (5) the outcome of any legal proceedings that may be instituted against TowneBank or Old Point; (6) the occurrence of any event, change, or other circumstance that could give rise to the right of one or both of the parties to terminate the definitive merger agreement between TowneBank and Old Point; (7) reputational risk and potential adverse reactions of TowneBank or Old Point’s customers, employees or other business partners, including those resulting from the announcement or completion of the transaction; (8) the dilution caused by TowneBank’s issuance of additional shares of its capital stock in connection with the transaction; (9) the diversion of management’s attention and time from ongoing business operations and opportunities on merger-related matters; (10) economic, legislative or regulatory changes, including changes in accounting standards, may adversely affect the businesses in which TowneBank and Old Point are engaged; (11) competitive pressures in the banking industry that may increase significantly; (12) changes in the interest rate environment that may reduce margins and/or the volumes and values of loans made or held as well as the value of other financial assets held; (13) an unforeseen outflow of cash or deposits or an inability to access the capital markets, which could jeopardize TowneBank’s or Old Point’s overall liquidity or capitalization; (14) changes in the creditworthiness of customers and the possible impairment of the collectability of loans; (15) insufficiency of TowneBank’s or Old Point’s allowance for credit losses due to market conditions, inflation, changing interest rates or other factors; (16) adverse developments in the financial industry generally, responsive measures to mitigate and manage such developments, related supervisory and regulatory actions and costs, and related impacts on customer and client behavior; (17) general economic conditions, either nationally or regionally, that may be less favorable than expected, resulting in, among other things, a deterioration in credit quality and/or a reduced demand for credit or other services; (18) unusual and infrequently occurring events, such as weather-related or natural disasters, acts of war or terrorism, or public health events; (19) cybersecurity threats or attacks, whether directed at TowneBank or Old Point or at vendors or other third parties with which TowneBank or Old Point interact; (20) the implementation of new technologies, and the ability to develop and maintain reliable electronic systems; (21) changes in business conditions; (22) changes in the securities market; and (23) changes in the local economies with regard to TowneBank’s and Old Point’s respective market areas.

Additional factors that could cause actual results to differ materially from those expressed in the forward-looking statements are discussed in TowneBank’s reports filed with the Federal Deposit Insurance Corporation (“FDIC”) or Old Point’s reports filed with the SEC. TowneBank and Old Point undertake no obligation to update or clarify these forward-looking statements, whether as a result of new information, future events or otherwise.

Additional Information and Where to Find It

This communication does not constitute an offer to sell or the solicitation of an offer to buy securities of Old Point or TowneBank or a solicitation of any vote or approval. In connection with the proposed Merger, Old Point filed with the SEC on May 27, 2025 the proxy statement/offering circular. Old Point delivered the proxy statement/offering circular to its shareholders seeking approval of the transaction and related matters on or about May 29, 2025. In addition, each of TowneBank and Old Point may file other relevant documents concerning the proposed transaction with the FDIC and the SEC, respectively.

Investors, TowneBank shareholders and Old Point shareholders are strongly urged to read the proxy statement/offering circular regarding the proposed transaction and other relevant documents filed with the FDIC and SEC, as well as any amendments or supplements to those documents, because they will contain important information about TowneBank, Old Point and the proposed transaction. Free copies of the proxy statement/offering circular, as well as other filings containing information about Old Point, may be obtained after their filing at the SEC’s website (http://www.sec.gov). In addition, free copies of the proxy statement/offering circular also may be obtained by directing a request by telephone or mail to Old Point Financial Corporation, 101 East Queen Street, Hampton, Virginia 23669, Attention: Investor Relations (telephone: (757) 728-1743), or by accessing Old Point’s website at https://www.oldpoint.com under “Investor Relations.” Free copies of filings containing information about TowneBank may be obtained after their filing at the FDIC’s website (https://www.fdic.gov/). The documents described above also may be obtained by directing a request by telephone or mail to TowneBank, 6001 Harbour View Boulevard, Suffolk, Virginia 23435, Attention: Investor Relations (telephone: (757) 638-6794), or by accessing TowneBank’s website at https://townebank.com under “Investor Relations.” The information on TowneBank’s and Old Point’s websites is not, and shall not be deemed to be, a part of this communication or incorporated into other filings either company makes with the FDIC or SEC.

Participants in the Solicitation

TowneBank, Old Point, and certain of their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from the shareholders of Old Point in connection with the transaction. Information about the interests of the directors and executive officers of TowneBank and Old Point and other persons who may be deemed to be participants in the solicitation of shareholders of Old Point in connection with the transaction and a description of their direct and indirect interests, by security holdings or otherwise, is included in the proxy statement/offering circular related to the transaction, which was filed by Old Point with the SEC on May 27, 2025.

Information about the directors and executive officers of TowneBank and their ownership of TowneBank common stock is also set forth in the definitive proxy statement for TowneBank’s 2025 Annual Meeting of Shareholders, as filed with the FDIC on Schedule 14A on April 2, 2025. Information about the directors and executive officers of TowneBank, their ownership of TowneBank common stock, and TowneBank’s transactions with related persons is set forth in the sections entitled “Directors, Executive Officers and Corporate Governance,” “Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters,” and “Certain Relationship and Related Transactions, and Director Independence” included in TowneBank’s annual report on Form 10-K for the fiscal year ended December 31, 2024, as filed with the FDIC on February 28, 2025, and in the sections entitled “Election of Directors – Proposal One,” “Ownership of Company Common Stock,” “Compensation Discussion and Analysis,” “Named Executive Officers Compensation,” “Compensation of Directors” and “Related Party Transactions” included in TowneBank’s definitive proxy statement in connection with its 2025 Annual Meeting of Shareholders, as filed with the FDIC on April 2, 2025. To the extent holdings of TowneBank common stock by the directors and executive officers of TowneBank have changed from the amounts of TowneBank common stock held by such persons as reflected therein, such changes have been or will be reflected on Statements of Change in Ownership on Form 4 filed with the FDIC. Free copies of these documents may be obtained as described above.

Information about the directors and executive officers of Old Point and their ownership of Old Point common stock can also be found in Old Point’s definitive proxy statement in connection with its 2024 Annual Meeting of Shareholders, as filed with the SEC on April 17, 2024 (and which is available at https://www.sec.gov/Archives/edgar/data/740971/000114036124020305/ny20023777x1_def14a.htm) and other documents subsequently filed by Old Point with the SEC. Information about the directors and executive officers of Old Point, their ownership of Old Point common stock, and Old Point’s transactions with related persons is set forth in the sections entitled “Directors, Executive Officers and Corporate Governance,” “Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters,” and “Certain Relationships and Related Transactions, and Director Independence” included in Old Point’s annual report on Form 10-K for the fiscal year ended December 31, 2024, which was filed with the SEC on March 31, 2025 (and which is available at https://www.sec.gov/ix?doc=/Archives/edgar/data/0000740971/000114036125011206/ef20039021_10k.htm), and in the sections entitled “Proposal One – Election of Directors,” “Security Ownership of Certain Beneficial Owners and Management,” “Director Compensation,” “Executive Compensation” and “Interest of Management in Certain Transactions” included in Old Point’s definitive proxy statement in connection with its 2024 Annual Meeting of Shareholders, as filed with the SEC on April 17, 2024 (and which is available at https://www.sec.gov/Archives/edgar/data/740971/000114036124020305/ny20023777x1_def14a.htm). To the extent holdings of Old Point common stock by the directors and executive officers of Old Point have changed from the amounts of Old Point common stock held by such persons as reflected therein, such changes have been or will be reflected on Statements of Change in Ownership on Form 4 filed with the SEC. Free copies of these documents may be obtained as described above.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OLD POINT FINANCIAL CORPORATION
(Registrant)

	By:	/s/ Robert F. Shuford Jr.
Name: Robert F. Shuford Jr.
Title: Chairman of the Board, President & Chief Executive Officer

Date: June 23, 2025